AFH Acquisition IV, Inc. 8-K

Exhibit 10.3(a)

[FORM OF]
EMMAUS HOLDINGS, INC.
STOCK INCENTIVE PLAN
INCENTIVE STOCK OPTION AGREEMENT
(TIME-BASED AND PERFORMANCE-BASED VESTING)1

1.           Grant of Option.  Emmaus Holdings, Inc., a Delaware corporation (the "Company"), grants to [NAME] (the “Grantee"), effective [DATE]  (the "Grant Date"), an option (the "Option") to purchase an aggregate of  [SHARES] of the Company's common stock ("Common Stock" or "Shares"), at a price of $________ per Share  (the “Option Price”), which is equal to [110% of]2 the Fair Market Value of a Share on the Grant Date.  The Option is granted pursuant to the Company's 2011 Stock Incentive Plan (the "Plan"), and is subject to the terms and conditions of this agreement (this “Agreement”) and of the Plan.   The Shares subject to the Option are referred to collectively as the “Option Shares.”   This Option is an Incentive Stock Option.

2.           Basic Terms of Option.

(a)           Term.  The term of the Option (the “Term”) shall continue from the Grant Date until the date immediately preceding the ________3 anniversary of the Grant Date (the "Expiration Date"), provided the Option shall only be exercisable as permitted in Sections 2(b) and 2(c) below.

(b)           Schedule of Exercisability.  Subject to Section 2(c) below, [      ] of the Option Shares shall vest and become exercisable in [       ] equal installments on each [     ]4 (the “Time-Based Option Shares”) as illustrated in the following:
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The remainder of the Option Shares shall vest upon the satisfaction of the conditions contained in Schedule A attached hereto (the “Performance-Based Option Shares”).  Unless sooner terminated in accordance with the terms of this Agreement, the entire Option shall expire on the Expiration Date and may not be exercised in whole or in any part at any time thereafter.

1 This form of incentive stock option agreement provides for both time-based and performance-based vesting and will be used only for grants to executives having a title of executive vice president and other more senior employees.
2 If, immediately before grant, the Grantee owns (or is treated as owning) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, then the option price must be at least 110 percent of the stock's fair market value on the date of grant.
3 If, immediately before grant, the Grantee owns (or is treated as owning) stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, then the Option cannot be exercisable after the expiration of 5 years from the date of grant.
4 The time-based vesting schedule will be determined by the Committee; provided that the standard vesting period will be from three to five years with installments vesting ratably during the applicable vesting period.

(c)           Effect of Termination of Service.  If the Grantee incurs a Termination of Service, then the Grantee may exercise any outstanding Option on the following terms and conditions:  [Alternatively, use the default rules under Section 2.2(f)]
(i)           Involuntary Termination of Service for Cause or Voluntary Termination of Service without Good Reason.  If the Grantee incurs an involuntary Termination of Service as the result of a dismissal by the Company for Cause or as the result of the Grantee’s voluntary Termination of Service without Good Reason (as defined below), all Options not exercised prior to the date of such Termination of Service, whether vested or not, shall terminate immediately.  For purposes of this Agreement, “Good Reason” shall mean (x) to the extent that there is an employment, severance or other agreement governing the relationship between the Grantee and the Company, which agreement contains a definition of “good reason,” Good Reason shall have the meaning as defined therein; and otherwise, (y) the Grantee’s Termination of Service on account of any material breach by the Company of any provision of any employment agreement or similar agreement between the Grantee and the Company; provided, that no Good Reason will have occurred unless and until the Grantee has: (A) provided written notice to the Company specifying in reasonable detail the applicable condition (and underlying facts and circumstances) giving rise to the Good Reason no later than 30 days following the occurrence of that condition; (B) provided the Company with a period of 30 days to remedy or cure the condition and so specifying in the notice; and (C) terminated his or her employment for Good Reason within 30 days following the expiration of the period to remedy if the Company fails to remedy the condition.

(ii)           Involuntary Termination of Service without Cause or Voluntary Termination of Service for Good Reason.  If the Grantee incurs an involuntary Termination of Service as the result of a dismissal without Cause or as the result of the Grantee’s voluntary Termination of Service for Good Reason, then any outstanding Option shall be exercisable on the following terms and conditions: (A) exercise may be made only to the extent that the Grantee was entitled to exercise the Option on the Termination of Service date; and (B) exercise must occur by the earlier of (1) ninety (90) days following the Termination of Service, and (2) the Expiration Date.

(iii)           Disability.  If the Grantee incurs a Termination of Service as the result of a Disability, then any outstanding Option shall be exercisable on the following terms and conditions: (A) exercise may be made only to the extent that the Grantee was entitled to exercise the Option on the Termination of Service date; and (B) exercise must occur by the earlier of (1) 1 year following the Termination of Service, and (2) the Expiration Date.

(iv)           Death.  If the Grantee incurs a Termination of Service as the result of death, then any outstanding Option shall be exercisable on the following terms and conditions: (1) exercise may be made only to the extent that the Grantee was entitled to exercise the Option on the date of death; and (2) exercise must occur by the earlier of (x) the first anniversary of the Grantee’s death, and (y) the Expiration Date.

(v)           Unvested Options on Termination of Service.  Unless determined otherwise by the Committee in accordance with the Plan, any Options that are not exercisable as of the date of the Grantee’s Termination of Service for any reason shall terminate immediately and shall not be exercisable.

3.           Exercise of Option.

(a)           Exercise Notice.  The Option may be exercised with respect to all or any part of the Shares by written notice from the Grantee to the Company (“Exercise Notice”) specifying the number of whole Option Shares with respect to which the Option is being exercised (the “Exercise Shares”), and the aggregate Option Price for such Exercise Shares (the “Exercise Price”). The Option may not be exercised for any fractional Share unless the Committee determines otherwise.

(b)           Payment.  Together with the Exercise Notice, the Grantee shall deliver to the Company full payment for the Exercise Shares (i) by certified or official bank check (or the equivalent thereof acceptable to the Company) for the full Option exercise price; (ii) by net exercise; (iii) by delivery of shares of Common Stock having an aggregate fair market value, determined as of the date of exercise, equal to the aggregate Exercise Price, or (iv) at the discretion of the Committee and to the extent permitted by law, by such other provision, consistent with the terms of the Plan, as the Committee may from time to time prescribe.

(c)           Delivery of Shares.  The Company shall, upon payment of the Exercise Price and, if not already executed and delivered, any agreement as reasonably required by the Committee in a form satisfactory to the Committee, make prompt delivery of certificate or certificates for the shares of common stock for which the award has been exercised, provided that if any law or regulation requires the Company to take any action before issuing the same, then the date of delivery of such common stock shall be extended for the period necessary to complete such action. No common stock shall be issued and delivered upon exercise of any Option unless and until the Company’s counsel has determined that the Company has complied with all applicable securities laws and any other law or regulation applicable to such issuance. The Company may require that the Grantee furnish or execute such other documents as the Company shall reasonably deem necessary to (i) evidence such exercise, (ii) determine whether registration is then required under applicable securities law, and (iii) comply with or satisfy the requirements of applicable securities law or other applicable law.

4.           Nontransferability of Option.  The Option is personal to the Grantee and neither the Option nor any of the rights of the Grantee hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) except by the laws of descent and distribution, nor shall the Option or any rights with respect thereto be subject to execution, attachment or similar process.  Upon any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights with respect thereto contrary to the provisions of this Agreement, or upon the placement or levy of any attachment or similar process on the Option or any of the Grantee’s rights hereunder, the Option and all such rights shall expire and become null and void, unless the Committee, in its discretion, determines otherwise.

5.           No Special Rights.  The Grantee shall have no rights as a stockholder of the Company with respect to any Option Shares unless and until a certificate representing such Option Shares is duly issued and delivered to the Grantee. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued. Nothing herein or in the Plan shall be deemed to confer on the Grantee any right to continued employment with the Company or limit in any way the right of the Company to terminate such employment at any time.

6.           Adjustment Transactions.  The Option and all rights and obligations under this Agreement are subject to Section 1.5(d) of the Plan, the terms of which are incorporated herein by this reference.

7.           Withholding Taxes.  The Company's obligation to deliver Shares upon the exercise of the Option is subject to the Grantee's satisfaction of all applicable federal, state and local income and employment tax withholding requirements in accordance with Section 4.6 of the Plan.

8.           Legend; Transfer Restrictions on Exercise Shares.

(a)           Legend.  The Grantee consents to the placing on the certificate for any Exercise Shares of an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act of 1933 (the “Act”) and all applicable rules thereunder.

(b)           Transfer Restrictions. The Exercise Shares may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. The Grantee agrees (i) that the Company may refuse to cause the transfer of Exercise Shares to be registered on the applicable stock transfer records if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (ii) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Exercise Shares.

9.           Miscellaneous.

(a)           Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee.

(b)           Any notices or other communications required or permitted under this Agreement (“Notices”) shall be in writing and shall be either personally delivered, sent by express or first class mail (postage prepaid), return receipt requested, or sent by nationally recognized overnight courier service (overnight delivery, charges prepaid), addressed as follows:

If to the Company:	Emmaus Holdings, Inc.
20725 S. Western Ave. Suite 136
Torrance, CA 90501

If to the Grantee:	To the Grantee’s address as set forth in Company’s payroll records.

Either party may change its address for Notices by written Notice to the other given in accordance with this Section 9(b).  Notices shall be deemed given when delivered personally, three days after deposit in the U.S. mail, or two business days after deposit with a nationally recognized overnight courier service, as applicable.

(c)           The Option and the rights and obligations of the Company and the Grantee hereunder are subject to the terms and conditions of the Plan. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall govern. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Plan.  Any Committee interpretation of the provisions of the Plan or this Option Agreement shall be final and binding on all parties.

(d)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(e)           It is intended that this Agreement will comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines issued thereunder, and the Agreement shall be interpreted on a basis consistent with such intent. This Agreement may be amended in any respect deemed necessary by the Committee in order to preserve compliance with Section 409A of the Code.

(f)           The Grantee shall keep the terms of this Agreement strictly confidential, other than as may be necessary to enforce his or her rights hereunder or as otherwise required by law.

EMMAUS HOLDINGS, INC.

By:
Name:
Title:

Schedule A

This Schedule A sets forth the provisions with respect to the vesting of the Performance-Based Option Shares.

The Performance-Based Option Shares will vest as illustrated in the following table:

Percentage of Performance-Based Option Shares Becoming Vested5	Performance Targets6

35%, based on Company Performance	Performance Target #1
35%, based on Division Performance	Performance Target #2
30%, based on Personal Performance	Performance Target #3

5 For all employees whose compensation is not subject to section 162(m) of the Code, the Committee may also provide that vesting of a portion of the Performance-Based Option Shares will be determined at the discretion of the Committee.
6 Performance Targets will be determined by the Committee on an annual basis, and may be based on the following performance measures: EBITDA, sales growth, expansion of distribution capacity, and certain budget maintenance and administrative measures.  If the Division Performance is unmeasurable, the Company Performance will weigh twice as much.

GRANTEE’S ACCEPTANCE
The undersigned hereby accepts the foregoing Option, acknowledges receipt of a copy of the Company's 2011 Stock Incentive Plan and agrees to the terms and conditions of both.

[NAME]

Address: